SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SI FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[SI Financial Group, Inc. Logo]

April 9, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of SI Financial Group, Inc. (the “Company”). The meeting will be held at The Windham Theatre Guild, Burton Leavitt Theatre, 779 Main Street, Willimantic, Connecticut, on Wednesday, May 9, 2007 at 9:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer

[SI Financial Group, Inc. Logo]

803 Main Street

Willimantic, Connecticut 06226

(860) 423-4581

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., local time, on Wednesday, May 9, 2007

PLACE	The Windham Theatre Guild, Burton Leavitt Theatre 779 Main Street Willimantic, Connecticut

ITEMS OF BUSINESS

(1)    To elect two directors to serve for a term of three years and one director to serve for a term of one year.

(2)    To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2007.

(3)    To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 16, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Sandra M. Mitchell
Sandra M. Mitchell Corporate Secretary April 9, 2007

SI FINANCIAL GROUP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of SI Financial Group, Inc. (“SI Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Savings Institute Bank and Trust Company (“Savings Institute” or the “Bank”) and the majority-owned subsidiary of SI Bancorp, MHC (“SI Bancorp”). The annual meeting will be held at The Windham Theatre Guild, Burton Leavitt Theatre, 779 Main Street, Willimantic, Connecticut, on Wednesday, May 9, 2007 at 9:00 a.m., local time. This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about April 9, 2007.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your shares of SI Financial common stock if the records of the Company show that you held your shares as of the close of business on March 16, 2007. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing it on how to vote your shares.

As of the close of business on March 16, 2007, 12,421,920 shares of SI Financial common stock were outstanding. Each share of common stock has one vote. The Company’s Charter provides that record owners of the Company’s common stock (other than SI Bancorp) who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on March 16, 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of SI Financial common stock held in street name in person at the meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote By SI Bancorp

SI Bancorp, the mutual holding company for the Company, owned 58.7% of the outstanding shares of common stock of the Company as of March 16, 2007. All shares of common stock owned by SI Bancorp will be voted in accordance with the instructions of the Board of Directors of SI Bancorp, the members of which are identical to the members of the Board of Directors of the Company. SI Bancorp is expected to vote such shares “FOR” each nominee for election as a director and “FOR” ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Vote Required

The annual meeting will be held only if there is a quorum. A majority of the outstanding shares of SI Financial common stock entitled to vote, represented in person or by proxy, constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is three. Votes that are withheld will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting and entitled to vote. Abstentions will have the same effect as a negative vote.

Because SI Bancorp owns in excess of 50% of the outstanding shares of SI Financial common stock, the votes it casts will ensure the presence of a quorum and determine the outcome of Proposal 1 (Election of Directors) and Proposal 2 (Appointment of Independent Registered Public Accounting Firm).

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of SI Financial to request that you allow your shares of SI Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of SI Financial common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director and “FOR” ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your shares of SI Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of the Company in writing before your SI Financial common stock has been voted at the annual meeting, deliver a later-dated valid proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your SI Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants in Savings Institute’s ESOP or 401(k) Plan

If you participate in the Savings Institute Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) or if you have invested in SI Financial common stock through SI Financial Stock Fund (the “Stock Fund”) in the Savings Institute Profit Sharing and 401(k) Savings Plan (the “401(k) Plan”), you will receive a vote instruction card for each plan that will reflect all the shares that you may direct the trustees to vote on your behalf under the respective plans. Under the terms of the ESOP, all allocated shares of SI Financial common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of SI Financial common stock held by the ESOP and all allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, participants investing in the Stock Fund through the 401(k) Plan may direct the Stock Fund trustee how to vote the shares credited to their accounts. The Stock Fund trustee will vote all shares for which it does not receive timely instructions from participants based on the final results of the tabulation. The deadline for returning your voting instruction cards is April 27, 2007.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s website (www.mysifi.com).

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings and Committees of the Board of Directors

The Company and Savings Institute conduct business through meetings of their Boards of Directors and their committees. During 2006, the Board of Directors of the Company met 15 times and the Board of Directors of Savings Institute met 13 times. No director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

The following table identifies the Company’s standing committees and their members as of March 16, 2007. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.mysifi.com).

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Mark D. Alliod	X
Rheo A. Brouillard
Robert C. Cushman, Sr.			X
Roger Engle	X	X*
Donna M. Evan	X	X	X*
Michael R. Garvey			X
Robert O. Gillard			X
Henry P. Hinckley		X
Steven H. Townsend	X*

Number of Meetings in 2006	6	4	8

*	Chairperson

Audit Committee. The Audit Committee is responsible for developing and monitoring the Company’s internal audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by the Company’s officers regarding financial reporting policies and practices. The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. The Board of Directors has determined that Messrs. Alliod and Townsend are “audit committee financial experts.” Messrs. Alliod, Engle and Townsend and Ms. Evan are independent under the listing standards of the Nasdaq Stock Market applicable to audit committee members. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank, establishes the compensation for the President and CEO and other executives and establishes personnel policies. The Compensation Committee reviews all components of compensation including base salary, bonus, equity compensation, benefits and other perquisites. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved and ratified by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee and management in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules and regulations of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report on Executive Compensation.”

Nominating and Governance Committee. The Company’s Nominating and Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating and Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating and Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of stockholders. All directors attended the 2006 annual meeting of stockholders.

Stock Ownership

The following table provides information as of March 16, 2007 with respect to persons and entities known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
SI Bancorp, MHC 803 Main Street Willimantic, Connecticut 06226	7,286,975	(1)	58.7%

(1)	Acquired in connection with the Company’s minority stock offering, which was completed on September 30, 2004. The members of the Board of Directors of SI Financial and Savings Institute also constitute the Board of Directors of SI Bancorp.

The following table provides information as of March 16, 2007 about the shares of SI Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those executive officers of the Company named in the Summary Compensation Table that follows, and by all directors, nominees for director and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options) (1)(2)(3)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding
Mark D. Alliod	4,600	(4)	2,000	*
Rheo A. Brouillard	77,765	(5)	20,000	*
Robert C. Cushman, Sr.	13,000		4,000	*
Sonia M. Dudas	36,359	(6)	5,400	*
Roger Engle	24,073	(7)	4,000	*
Donna M. Evan	20,000		4,000	*
Michael R. Garvey	1,600		—	*
Laurie L. Gervais	31,287		5,400	*
Robert O. Gillard	22,427	(8)	4,000	*
Henry P. Hinckley	17,000		5,000	*
Brian J. Hull	52,060		8,000	*
Michael J. Moran	32,495		5,400	*
Steven H. Townsend	15,502		4,000	*

All Directors, Nominees and Executive Officers as a group (14 persons)	371,556		76,600	3.6%

*	Less than 1% of the shares outstanding

(1)	Includes unvested shares of restricted stock awards held in trust, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Cushman, Engle, Gillard, Townsend and Ms. Evan — 8,000 shares each; Mr. Brouillard — 40,000 shares; Ms. Dudas — 19,200 shares; Ms. Gervais — 15,900 shares; Mr. Hinckley — 9,600 shares; Mr. Hull — 29,200 shares; and Mr. Moran — 19,200 shares.

(2)	Includes shares allocated to the account of the individuals under the ESOP with respect to which the individual has voting but not investment power as follows: Mr. Brouillard — 2,056 shares; Ms. Dudas — 1,336 shares; Ms. Gervais — 1,012 shares; Mr. Hull — 1,707 shares; and Mr. Moran — 1,361 shares.

(3)	Includes shares held in trust in the 401(k) Plan as to which each individual has investment and voting power as follows: Mr. Brouillard — 19,998 shares; Ms. Dudas — 7,317 shares; Ms. Gervais — 8,974 shares; Mr. Hull — 13,027 shares; and Mr. Moran — 8,915 shares.

(4)	Includes 250 shares held by Mr. Alliod’s daughter and 950 shares held by the individual retirement account of Mr. Alliod’s spouse.

(5)	Includes 1,000 shares held by Mr. Brouillard’s spouse and 2,850 shares held by the individual retirement account of Mr. Brouillard’s spouse.

(6)	Includes 500 shares held by Ms. Dudas’ daughter.

(7)	Includes 25 shares and 48 shares held in a custodian account for Mr. Engle’s two children, under which Mr. Engle’s spouse has voting and investment power.

(8)	Includes 4,409 shares held by the individual retirement account of Mr. Gillard’s spouse.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of nine members. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Messrs. Brouillard and Engle will be elected at the annual meeting to serve for a three-year term and Mr. Garvey will be elected at the annual meeting to serve for a one-year term or until their respective successors have been elected and qualified. All of the directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Brouillard because he is an employee of SI Financial and Savings Institute. In determining the independence of the directors, the Board considered transactions, relationships or arrangements between the Company, the Bank and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons.”

Mr. Garvey was recommended to the Nominating and Governance Committee by a non-management director. The Nominating and Governance Committee then recommended Mr. Garvey’s nomination to the full Board of Directors.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each individual’s biography is as of December 31, 2006. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of Savings Institute.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2010:

Rheo A. Brouillard has been the President and Chief Executive Officer of Savings Institute, SI Bancorp and SI Financial since 1995, 2000 and 2004, respectively. Age 52. Director since 1995.

Roger Engle was the President of The Crystal Water Company, a water supplier located in Danielson, Connecticut, from 1973 until his retirement in 2000. Mr. Engle currently serves as the First Selectman for the town of Brooklyn, Connecticut. He is also a director of Connecticut Water Service, Inc., (Nasdaq: CTWS), which delivers water to customers throughout 42 towns in Connecticut and Massachusetts. Age 68. Director since 1998.

The following nominee is standing for election for a term ending in 2008:

Michael R. Garvey is the owner of the certified public accounting firm of Garvey & Associates, LLC. Age 42. Director since March 2007.

Directors Continuing in Office

The following directors have terms ending in 2008:

Mark D. Alliod operates a public accounting firm in South Windsor, Connecticut, which has successfully passed the Profession’s Peer Review Program. Age 43. Director since 2005.

Robert C. Cushman, Sr. is a former real estate appraiser with The Cushman Company located in Mystic, Connecticut. Age 72. Director since 1993.

Robert O. Gillard is the owner of the O.L. Willard Company, Inc., a full-service hardware store with locations in Storrs and Willimantic, Connecticut. Age 60. Director since 1999.

The following directors have terms ending in 2009:

Donna M. Evan is a Sales Manager for Nutmeg Broadcasting, the owner of a commercial radio station located in Willimantic, Connecticut. Age 58. Director since 1996.

Henry P. Hinckley is the Chairman of the Board of Directors of SI Bancorp, SI Financial and Savings Institute. Mr. Hinckley also is the President of J.P. Mustard Agency, Inc., an insurance agency located in Willimantic, Connecticut. Age 66. Director since 1984.

Steven H. Townsend is a Managing Partner of Northeast Development Company, LLC and a member of the Board of Directors of SunOpta, Inc. (Nasdaq: STKL). Mr. Townsend has served in various executive positions, including from 2001 to 2005 as Chairman of the Board, President and Chief Executive Officer, with United Natural Foods, Inc. (Nasdaq: UNFI), a distributor of natural and organic food and related products located in Dayville, Connecticut. Age 53. Director since 2003.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes present in person or by proxy at the annual meeting and entitled to vote, the Audit Committee of the Board of Directors will consider other independent registered public accounting firms.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the years ended December 31, 2006 and 2005 by Wolf & Company, P.C.:

	2006	2005
Audit Fees(1)	$143,500	$135,000
Audit Related Fees(2)	30,518	11,156
Tax Fees(3)	26,000	5,000
All Other Fees	—	—

(1)	Includes fees for the financial statement audit and quarterly reviews.

(2)	Including audits of the 401(k) Plan and the ESOP.

(3)	Represents services rendered for tax compliance, tax advice and tax planning, including the preparation of the annual tax returns and quarterly tax payments.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent registered public accounting firm.

During the year ended December 31, 2006, the Audit Committee approved all Audit Related Fees, Tax Fees and All Other Fees set forth above.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

The Company’s management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in their report, express an opinion on the conformity of the Company’s financial statements to U.S. generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has appointed, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Audit Committee of the SI Financial Group, Inc. Board of Directors

Steven H. Townsend – Chairperson

Mark D. Alliod

Roger Engle

Donna M. Evan

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy is based on the premise that the success of SI Financial depends, in a large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our employees with incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full-range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on the following principles:

•

Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholders — We use equity compensation as a component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

•

Driving Performance — We structure compensation around the attainment of company-wide and individual targets that return positive results to our bottom line and are consistent with goals established within our strategic plans.

•	Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.

Our compensation program relies on three primary elements: (i) base compensation or salary (ii) cash-based, performance-based compensation and (iii) equity-based long-term incentive compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, our management works closely with Eastern Management Group and Bank Financial Services Group, independent compensation consultants, who provide us with their expertise on competitive compensation practices and help us to benchmark our compensation program to our peers.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at peer institutions. To further that goal, we obtain peer group information from a variety of sources. We also evaluate salary levels at the time of promotion, other change in responsibilities or as a result of specific commitments made when an officer was hired. Individual performance and retention risk are also considered as part of our annual assessment.

Cash-Based Performance-Based Compensation. The Compensation Committee of the Board of Directors authorizes bonuses for key personnel based on the terms of a cash-based incentive program, referred to as “Pay-for Performance”, which rewards the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect an employee to accomplish during the year. Our objective is to drive annual performance at both the Company and individual levels to the highest attainable levels by establishing threshold, target and maximum levels tied to increasing levels of incentive awards. See “Our 2006 Compensation Program” below for a more detailed discussion.

Long-Term Equity-Based Compensation. Our long-term incentive compensation program is based on the delivery of competitive equity awards to our management team. We use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focuses our management team on the task of creating long-term shareholder value.

Role of the Compensation Committee

We rely on the Compensation Committee to develop our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of three independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Committee’s expected role. Under the charter, the Committee is charged with the general responsibility for the oversight and administration of our compensation program. During 2006, the Compensation Committee met four times. The members of the Compensation Committee include the following individuals:

Roger Engle – Chairperson

Donna M. Evan

Henry P. Hinckley

Role of Compensation Consultants

Our management has utilized the services of Eastern Management Group and Bank Financial Services Group, independent compensation consultants, for compensation-related matters and to help us benchmark our compensation program against our peers and to ensure that our program is consistent with prevailing practice in our industry. During 2006, we paid Eastern Management Group $4,000 for their services.

Role of Management

Our chief executive officer makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other officers. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our chief executive officer does not participate in Committee discussions or review Committee documents relating to the determination of his own compensation.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is the comparative analysis of our compensation mix and levels relative to a peer group of banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. In 2006, our peer group was selected on the basis of several factors, including geographic location, size, operating characteristics and financial performance.

Severance and Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of SI Financial and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Therefore, we have entered into employment agreements with our chief executive officer and chief financial officer. See “Executive Compensation – Employment Agreements.” We have also entered into change in control agreements with our other named executive officers. See “Executive Compensation – Change in Control Agreements.” The employment agreements provide our chief executive officer and chief financial officer with severance benefits in the event we terminate an executive’s employment for reasons other than cause or if they are terminated in connection with a change in control. See “Executive Compensation – Potential Post-Termination Benefits – Employment Agreements.” Our change in control agreements provide post-termination benefits to our other named executive officers following a change in control of SI Financial or Savings Institute. See “Potential Post-Termination Benefits – Change in Control Agreements.”

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Retirement Benefits; Employee Welfare Benefits

We offer our employees tax-qualified retirement and savings plans. Our primary retirement savings vehicle is our 401(k) Plan. Our 401(k) Plan is complemented by our ESOP, which allows participants to accumulate a retirement benefit in employer stock at no cost to the participant. Consistent with industry practice, we supplement our tax-qualified plans with nonqualified arrangements that provide benefits to certain officers who are affected by Internal Revenue Code limits applicable to tax-qualified plans. We also provide our chief executive officer and other named executive officers with both an executive supplemental retirement arrangement and a split-dollar life insurance agreement. See “Executive Compensation – Pension Benefits,” “Executive Compensation – Summary Compensation Table” and “Executive Compensation –

Nonqualified Deferred Compensation” for a description of the supplemental retirement benefits provided to our named executive officers.

In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also maintain an employee severance compensation plan for all eligible employees who do not have a change in control agreement or an employment agreement with SI Financial and Savings Institute. The employee severance compensation plan provides employees with a severance benefit in the event their employment is terminated within one year of a change in control of SI Financial or Savings Institute.

Perquisites

We provide certain of our officers with perquisites similar to those provided to executives employed by our peers. The perquisites are intended to further the officers’ abilities to promote the business interests of SI Financial and its subsidiaries in our markets and to reflect competitive practices for similarly situated officers employed by our peers.

Director Compensation

We compensate our outside directors through a combination of retainers, meeting fees and stock option and restricted stock awards. Directors who are also employees of the Company do not receive additional compensation for service on the Board. The level and mix of director compensation is reviewed by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.

Stock Compensation Grant and Award Practices

Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity during the second quarter of each year. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. Under our current plan, which was approved by the Company’s shareholders in 2005, the exercise price of an option is the closing market price on the date of grant. The grant date is the date the full Board of Directors approves the award and grants the awards to the participants.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, we have never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our senior officers. However, members of the Company’s Board of Directors are required to purchase a minimum of 5,000 shares of the Company’s common stock, independent of any stock option or restricted stock awards granted, within five years of joining the Board of Directors.

Our 2006 Compensation Program

The Compensation Committee meets at least annually to approve the salary, short-term incentive compensation plans and stock option grants for officers and executive management. The 2006 compensation plan included merit increases, “Pay-for Performance” incentive compensation and stock option grants.

Each year, the Human Resources Manager reviews banking industry surveys, inflation, pay adjustments in the market and budgeting issues and provides this information to the Compensation Committee. The Compensation Committee believes the salary portion of an employee’s compensation package plays a vital role in retaining and attracting a high quality of staff. The goal of the Board of Directors is to retain our most qualified employees and to attract highly-skilled individuals as we continue to grow. In February 2006, the Compensation Committee reviewed the individual performance of our chief executive officer and granted an annual pay adjustment equal to 5.61% of his annual compensation, based on comparative reports of peer institutions and banking industry surveys. Our other named executive officers also received salary adjustments in February 2006 ranging between 4.0% and 4.9% of their base salary. See “Executive Compensation – Summary Compensation Table” for the salaries paid to our named executive officers in 2006.

On October 25, 2006, the Board of Directors renewed the change in control agreements with Mr. Moran, Ms. Dudas and Ms. Gervais for an additional one-year term.

Our Pay-for-Performance incentive compensation plan is based on financial targets established by management and approved by the Board of Directors on an annual basis after the completion of the Company’s operating budget. For 2006, the targets consisted of a combination of individual targets (for branch employees only) and Savings Institute financial performance targets to include (1) return on assets and (2) noninterest expenses. Incentive compensation for branch employees only reflects individual targets tied to retail sales goals for products and services offered by Savings Institute. All employees who meet the eligibility requirements of the plan participate in the Company’s incentive compensation plan. The objective of this plan is to increase performance of the employees and improve the financial performance of the Company. The Company believes that officers and managers that contribute at a higher level should be recognized for their efforts and be eligible for higher short-term incentive compensation.

In January 2007, the Board of Directors approved the payment of incentive compensation to those individuals who attained their individual performance goals, as well as a portion based on Savings Institute meeting the threshold level for noninterest expenses, for the year ended December 31, 2006. In total, Savings Institute awarded approximately $341,000 to all employees. In March 2007, the Compensation Committee approved an incentive compensation payment of $50,100 to our chief executive officer, in recognition of meeting 50% of Savings Institute’s financial performance criteria. Our other named executive officers received incentive compensation awards ranging from $14,308 to $25,025.

The Compensation Committee made no equity grants to our named executive officers in 2006. However, in connection with our acquisition of SI Trust Servicing, the Compensation Committee elected to grant the trust operations manager an option to purchase 10,000 shares of our common stock.

Our goal is to offer a 401(k) Plan, ESOP and a competitive health benefit plan to attract and retain quality staffing. We believe that our existing programs accomplish this, while rewarding those that exceed expectations.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of the Company for the 2006 fiscal year and the next three highest compensated executive officers of the Company for the 2006 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Rheo A. Brouillard President and Chief Executive Officer	2006	$263,922	$50,100	$101,000	$57,886	$84,158	$22,270	$579,336
Brian J. Hull Executive Vice President, Chief Financial Officer and Treasurer	2006	165,025	25,025	73,730	23,154	49,449	16,183	352,566
Michael J. Moran Senior Vice President, Senior Credit Officer	2006	128,846	16,454	48,480	15,629	46,203	16,152	271,764
Sonia M. Dudas Senior Vice President, Senior Trust Officer	2006	128,846	16,454	48,480	15,629	37,601	14,948	261,958
Laurie L. Gervais Vice President, Director of Human Resources	2006	95,489	14,308	40,148	15,629	30,578	9,488	205,640

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“FAS 123(R)”) for the vesting of 10,000, 7,300, 4,800, 4,800 and 3,975 shares of restricted stock for Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais, respectively, based upon the Company’s closing stock price of $10.10 on the date of grant. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the vesting of 20,000, 8,000, 5,400, 5,400 and 5,400 stock options for Messrs. Brouillard, Hull and Moran and Ms. Dudas and Gervais, respectively, based upon a fair value of each option of $2.89 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see Note 11 to the Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

(3)	This column represents the change in pension value in 2006 under the executive supplemental retirement arrangements maintained by the Savings Institute for each of the named executive officers. See “Pension Benefits” for additional information on the arrangements including the present value assumptions used in calculating the benefits.

(4)	Details of the amounts reported in the “All Other Compensation” column are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer:

	Mr. Brouillard	Mr. Hull	Mr. Moran	Ms. Dudas	Ms. Gervais
Employer contributions to 401(k) Plan	$6,600	$5,461	$4,490	$4,472	$3,315
Market value of allocations under the ESOP	10,300	8,522	6,979	6,979	5,173
Economic benefit of employer-paid premiums for split-dollar life insurance (a)	5,370	2,200	4,683	3,497	1,000

(a)	Savings Institute maintains a group term replacement plan to provide a death benefit to certain executive officers. The death benefits are funded through insurance policies, which are owned by Savings Institute, on the lives of the participating executives. Savings Institute pays the life insurance premiums that fund the death benefits from its general assets and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar life insurance endorsement policy. The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less $50,000 pre-retirement and three times the executive’s final annual compensation post-retirement not to exceed a specified dollar amount.

Employment Agreements

SI Financial and Savings Institute have entered into employment agreements with Messrs. Brouillard and Hull. The employment agreements provide for a three-year term and may be renewed by the Board of Directors on an annual basis for an additional year, unless written notice of non-renewal is given. The current base salaries under the employment agreements for Messrs. Brouillard and Hull are $283,199 and $172,000, respectively. The Compensation Committee of the Board of Directors reviews each executive’s base salary on an annual basis. In addition to the base salary, the employment agreements provide for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements also provide the executives with certain benefits and payments upon termination of employment. See “Potential Post-Termination Benefits – Employment Agreements.”

Savings Institute will pay all reasonable costs and legal fees paid or incurred by Messrs. Brouillard or Hull in any dispute or question of interpretation relating to the employment agreements if they are successful on the merits in a legal judgment, arbitration or settlement. SI Financial and Savings Institute will also indemnify the executives to the fullest extent legally allowable. If Messrs. Brouillard or Hull terminate employment for reasons other than cause or in connection with a change in control (as defined in the agreements) the executives will be subject to a one year non-competition agreement.

Change in Control Agreements

Savings Institute has entered into change in control agreements with Mr. Moran, Ms. Dudas and Ms. Gervais. The change in control agreements have an initial two-year term and are renewable by the Board of Directors of Savings Institute for an additional year on an annual basis. If, following a change in control of SI Financial or Savings Institute, Mr. Moran, Ms. Dudas or Ms. Gervais is terminated without cause or voluntarily resigns upon the occurrence of circumstances specified in their agreements, the executive would be entitled to a lump sum severance payment and continued insurance coverage for 24 months following his or her termination of employment. See “Potential Post-Termination Benefits – Change in Control Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Rheo A. Brouillard	20,000	80,000	$10.10	5/17/2015	40,000	$490,800
Brian J. Hull	8,000	32,000	$10.10	5/17/2015	29,200	358,284
Michael J. Moran	5,400	21,600	$10.10	5/17/2015	19,200	235,584
Sonia M. Dudas	5,400	21,600	$10.10	5/17/2015	19,200	235,584
Laurie L. Gervais	5,400	21,600	$10.10	5/17/2015	15,900	195,093

(1)	Stock options granted pursuant to the SI Financial Group, Inc. 2005 Equity Incentive Plan vest in five equal annual installments commencing on May 17, 2006.

(2)	Stock awards granted pursuant to the SI Financial Group, Inc. 2005 Equity Incentive Plan vest in five equal annual installments commencing on May 17, 2006.

(3)	Based on $12.27 per share, the closing price of the Company’s common stock on December 29, 2006.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer during the 2006 fiscal year. No stock options were exercised by any named executive officer in 2006.

	Stock Awards
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Rheo A. Brouillard	10,000	$108,600
Brian J. Hull	7,300	79,278
Michael J. Moran	4,800	52,128
Sonia M. Dudas	4,800	52,128
Laurie L. Gervais	3,975	43,169

(1)	Based on $10.86 per share, the closing price of the Company’s common stock on May 17, 2006.

Pension Benefits

The following table presents an estimation of the present value of the benefits payable to each named executive officer under his or her executive supplemental retirement plan.

Name	Plan Name	Present Value of Accumulated Benefit ($)(1)
Rheo A. Brouillard	Savings Institute Executive Supplemental Retirement Plan	$1,486,786
Brian J. Hull	Savings Institute Executive Supplemental Retirement Plan	873,610
Michael J. Moran	Savings Institute Executive Supplemental Retirement Plan	682,097
Sonia M. Dudas	Savings Institute Executive Supplemental Retirement Plan	712,426
Laurie L. Gervais	Savings Institute Executive Supplemental Retirement Plan	540,213

(1)	The present value has been calculated assuming the named executive officer will remain in service until Normal Retirement Age (as defined in the plan) without a reduction in benefits. The accumulated benefit is calculated in accordance with Accounting Principles Board No. 12, as amended by Statement of Financial Accounting Standards No. 106, using a 6.00% discount rate.

Executive Supplemental Retirement Plans. Savings Institute maintains an Executive Supplemental Retirement Plan for each of its named executive officers. Each plan provides the participant with a retirement benefit based on a fixed percentage of final three-year average compensation. Benefits are payable upon the earlier of a participant’s termination of employment (other than for cause) at or after attaining age 65, or on the date when the sum of the participant’s years of service and age total 80 (or 78 in the case of Mr. Hull). If a participant terminates employment before satisfaction of these requirements, the participant may receive an early retirement benefit that would be adjusted by 2% for each point by which the sum of the participant’s age and years of service is less than 80. Participants may elect to receive their plan benefits in the form of a single life annuity with 15 guaranteed annual payments or a lump sum equal to the actuarial equivalent of the annuity payment. See “Potential Post-Termination Benefits – Executive Supplemental Retirement Plans” for a discussion of benefits payable upon death, disability or in connection with a change in control.

Nonqualified Deferred Compensation

The following table provides information with respect to the deferred compensation plan (See “Supplemental Executive Retirement Plan” below) in which a named executive officer participated in 2006.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year Ended ($)(2)(3)
Rheo A. Brouillard	$6,062	$338	$16,023

(1)	The amount disclosed in the earnings column represents interest earned in 2006.

(2)	Reflects the market value as of December 29, 2006 of 716 shares held in trust for benefit of Mr. Brouillard under the plan, along with the cash dividends paid on the stock and the Company’s contributions credited under the 401(k) Plan portion of the plan.

(3)	The market value of the shares allocated to Mr. Brouillard under the supplemental executive retirement plan was previously reported as compensation to Mr. Brouillard in the proxy statement in the year in which the allocation occurred.

Supplemental Executive Retirement Plan. Savings Institute maintains the Savings Institute Supplemental Executive Retirement Plan, a nonqualified defined contribution plan, to provide restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. In addition to providing for benefits lost under the ESOP and 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the ESOP loan. In 2006, Mr. Brouillard was the only participant in the plan. See “Potential Post-Termination Benefits – Supplemental Executive Retirement Plan.”

Potential Post-Termination Benefits

As described under “Compensation Discussion and Analysis,” we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies certain compensation that would become payable under our existing plans and arrangements if a named executive officer’s employment had terminated on December 31, 2006, given the named executive officer’s compensation levels and, if applicable, based on our stock price as of that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreements. If SI Financial or Savings Institute elects to terminate Messrs. Brouillard or Hull for reasons other than for cause, or if Messrs. Brouillard or Hull resign after specified circumstances that would constitute constructive termination, the executives (or, in the event of death, their beneficiaries) are entitled to a lump sum severance payment equal to the base salary payments due for the remaining term of the employment agreements, along with all contributions that would have been made on behalf of the executives during the remaining term of the agreements pursuant to any of SI Financial’s or Savings Institute’s employee benefit plans. In addition, Savings Institute or SI Financial would continue and/or pay for each executive’s life, medical, disability and dental coverage for the remaining term of the employment agreement. If, on December 31, 2006, Messrs. Brouillard and Hull had terminated employment with SI Financial or Savings Institute under the circumstances described above,

Messrs. Brouillard and Hull would have been entitled to a cash payment equal to approximately $1.8 million and $977,000, respectively. Messrs. Brouillard and Hull would also be entitled to life, medical, disability and dental coverage valued at approximately $44,000 and $34,000, respectively.

The employment agreements also provide the executives with a severance benefit in the event of a change in control followed by voluntarily termination of employment (upon circumstances discussed in the agreement) or involuntarily termination of employment for reasons other than cause. If a change in control occurred and Messrs. Brouillard and Hull terminated their employment with SI Financial or Savings Institute on December 31, 2006, under the circumstances described above, the executives would have been entitled to a severance payment equal to 2.99 times the average of each executive’s five preceding taxable years’ annual compensation (“base amount”). In addition, Messrs. Brouillard and Hull would have also been entitled to receive the contributions they would have received under our retirement programs for a period of 36 months, as well as health, life, dental and disability coverage for that same time period. However, the employment agreements provide that the total value of the benefits provided and payments made to Messrs. Brouillard and Hull in connection with a change in control may not exceed three times the executive’s base amount (“280G Limit”). Therefore, taking into account each executive’s 280G Limit, as of December 31, 2006, Messrs. Brouillard and Hull would have been entitled to a maximum severance benefit equal to $857,000 and $516,000, respectively.

The employment agreements also provide for death and disability payments and benefits. If Messrs. Brouillard or Hull had died on December 31, 2006, their respective employment agreements would have terminated and each executive’s beneficiary or estate would have been entitled to receive each executive’s base compensation due through December 31, 2006. If either executive had become disabled and terminated his employment on December 31, 2006, the executive would have been entitled to disability pay equal to 100% of his bi-weekly pay in effect as December 31, 2006. Under the terms of the employment agreements, disability payments continue until the earlier of: (i) the date the executive returns to full employment with us, (ii) his death, or (iii) attainment of age 65. All disability payments are reduced by the amount of any short-term or long-term disability benefits payable under our disability plans.

Change in Control Agreements. Under the terms of the agreements, Mr. Moran, Ms. Dudas and Ms. Gervais are entitled to a severance benefit if a change in control occurs followed by voluntarily termination of employment (upon circumstances discussed in the agreements) or involuntarily termination of employment for reasons other than cause. If a change in control occurred on December 31, 2006, and the executives’ employment was terminated on that date, the total amount of payments due under the change in control agreements would be approximately $274,000, $255,000 and $207,000, payable to Mr. Moran, Ms. Dudas and Ms. Gervais, respectively. In addition, the executives would have also been entitled to health, life and disability coverage for 24 months. These payments and benefits take into account each executive’s 280G Limit.

Executive Supplemental Retirement Plans. Under the terms of the plan, if a participant terminates employment in connection with a change in control (as defined in the plan), the participant will be entitled to a lump sum cash amount specified in the executive’s plan agreement payable within 30 days of the participant’s termination of employment. Had a change in control occurred on December 31, 2006, Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais would have been entitled to a change in control benefit equal to $442,000, $192,000, $251,000, $420,000 and $125,000, respectively. However, since the payment is contingent upon a change in control, it would be subject to each executive’s 280G Limit. See “Employment Agreements” and “Change in Control Agreements” above. The plans also provide that if an executive becomes disabled, Savings Institute will transfer funds to a contingent liability trust equal to its accrued plan liability for the executive as of the date of the disability. When the accrued liability balance is transferred, Savings Institute’s obligation ends and a bank-owned disability policy from Mass Mutual Life Insurance Company covering the executive makes payments to the contingent liability trust during the disability period. If Messrs. Brouillard, Hull, and Moran and Ms. Dudas and Ms. Gervais had become disabled on December 31, 2006, Savings Institute would have funded each executive’s contingent liability trust. The trusts for Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais would have received $442,000, $192,000, $251,000, $420,000 and $125,000, respectively.

Stock Option and Restricted Stock Award Agreements. Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais are participants in the SI Financial Group, Inc. 2005 Equity Incentive Plan. The plan provides that, in the event of a change in control of the Company or the Bank, or upon termination due to death or disability, outstanding stock options automatically vest and remain exercisable until the later of one year from the date of death or disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death, disability or a change in control. For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the plan administrator, is permanent and continuous in nature. A “change in control” is defined, generally, as a merger or consolidation of another corporation into the Company, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of December 31, 2006, Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais had unvested stock options of 80,000, 32,000, 21,600, 21,600 and 21,600, respectively. Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais also had unvested restricted stock awards of 40,000, 29,200, 19,200, 19,200 and 15,900 shares, respectively. The intrinsic values (that is, the value of the shares based upon our stock price of $12.27 per share on December 29, 2006 minus the option exercise price of $10.10 per share) of the unvested stock options that would have vested and become exercisable if a change in control occurred on December 31, 2006 or the executives had died or become disabled on that date would have been $173,600, $69,440, $46,872, $46,872 and $46,872 for Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais, respectively. If a change in control occurred on December 31, 2006, or upon the death or disability of the executives as of that date, the estimated value (based on our stock price of $12.27 per share) of the unvested restricted stock awards that would have vested in full would have been $490,800, $358,284, $235,584, $235,584 and $195,093 for Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais, respectively.

Supplemental Executive Retirement Plan. Our supplemental executive retirement plan provides Mr. Brouillard with a cash payment in the event of a change in control equal to the benefit he would have received under our ESOP had he remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on his behalf. The plan also provides Mr. Brouillard with a benefit equal to the shares of our stock he would have received under our ESOP had he not been limited by certain provisions of the Internal Revenue Code (the “IRS Limit”), as well as a benefit for contributions he would have received under our 401(k) Plan had he not been subject to the IRS Limit. Had a change in control occurred on December 31, 2006, Mr. Brouillard would have been entitled to approximately $16,023. However, as noted above, all payments and benefits afforded Mr. Brouillard as a result of a change in control are capped at Mr. Brouillard’s 280G Limit. See “Employment Agreements” above.

Employee Stock Ownership Plan. Under the terms of our ESOP, upon a change in control (as defined in the plan), the plan will terminate and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds will be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. As of December 31, 2006, the ESOP had an outstanding loan of $4.4 million. As of that date, shares allocated and committed to be released totaled 71,258 and 419,840 shares remained unallocated. Had a change in control occurred on December 31, 2006 and using a stock price of $12.27 per share (the closing price on December 29, 2006), the plan trustee would have sold approximately 358,420 of the unallocated shares held in the loan suspense account to generate the funds needed to repay the acquisition loan in full. Following the repayment of the acquisition loan, the plan would have had 61,420 shares remaining in the plan trust. Based on the terms of the plan and assuming Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais had account balances as of December 31, 2006 that represented 2.89%, 2.40%, 1.91%, 1.88% and 1.42% of the total allocated plan assets, Messrs. Brouillard, Hull and Moran and Ms. Dudas and Ms. Gervais would have been entitled to receive a change in control allocation under the plan valued at approximately $79,000, in the aggregate. Payments under our ESOP are not categorized as parachute payments and therefore not subject to each executive’s 280G Limit.

Directors’ Compensation

The following table provides the compensation received by individuals who served as directors of the Company during the 2006 fiscal year. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
Mark D. Alliod	$18,550	$—	$5,787	$ —	$ —	$24,337
Robert C. Cushman, Sr.	20,050	20,200	11,577	1,358	140	53,185
Roger Engle	18,600	20,200	11,577	5,832	140	56,209
Donna M. Evan	19,500	20,200	11,577	4,246	140	55,523
Robert O. Gillard	18,650	20,200	11,577	4,480	140	54,907
Henry P. Hinckley	24,850	24,240	14,472	7,128	168	70,690
Steven H. Townsend	15,550	20,200	11,577	3,478	140	50,805

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of shares of restricted stock in 2006. See footnote 1 to the directors and executive officers stock ownership table under “Stock Ownership” for the aggregate number of unvested restricted stock award shares held in trust by each director at fiscal year-end.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), based upon a fair value of each option of $2.89 using the Black-Scholes option pricing model. As of December 31, 2006, Messrs. Cushman, Engle, Gillard, Townsend and Ms. Evan each held 20,000 options to purchase shares of SI Financial common stock, Mr. Alliod held 10,000 options to purchase shares of SI Financial common stock and

Mr. Hinckley held 25,000 options to purchase shares of SI Financial common stock. For further information on the assumptions used to compute the fair value of options, see Note 11 to the Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

(3)

This column represents the change in pension value in 2006 for the directors participating in the Savings Institute Director Retirement Plan, a non tax-qualified defined benefit plan. Participants who retire on or after age 72 or the completion of 15 years of service on the Board of Directors of Savings Institute and SI Financial are entitled to a benefit under the plan. The annual normal retirement benefit provided under the plan is equal to 70% of the average compensation received by a director for his or her service on the board during the three calendar years preceding the date on which the director terminated service. The plan also provides for an early retirement benefit, which is equal a director’s accrued liability balance as of the director’s early retirement date. All plan benefits are payable in monthly installments beginning with the first month of a director’s termination of service and ending on the earlier of: (1) the 120th month following commencement of such monthly payments; or (2) the date on which the director attains age 82. If a director dies after he or she has begun to receive payments under the plan, all remaining benefits payable will be paid to the director’s beneficiary, heirs or assigns. If a director dies before he or she commences benefits under the plan, the benefit payable to his or her beneficiary, heir or assign will be the accrued liability as of the date of the director’s death. No benefits are paid under the plan if a director is terminated for cause as defined in the plan. The accumulated benefit under the director retirement plan is calculated in accordance with Accounting Principles Board No. 12, as amended by Statement of Financial Accounting Standards No. 106, using a 6.00% discount rate. This column also reflects the above market earnings on the deferred fee arrangements between Savings Institute and Messrs. Gillard and Alliod. Under the terms of the arrangements, Messrs. Gillard and Alliod may elect to defer a portion of their director fees.

(4)	Reflects the dollar value of dividends paid on the restricted stock awards.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were paid in 2006 and will continue to be paid to non-employee directors for their service on Savings Institute’s and SI Financial’s Board of Directors during 2007.

Quarterly Retainer (for service on SI Financial’s Board of Directors)		$500
Monthly Retainer		$500
Additional Monthly Retainer for Chairman of the Board		$500
Fee per Board Meeting:
Regular Meeting Special Meeting	$ $	400 250
Fee per Committee Meeting:
Loan Committee		$400
All Other Committees		$250

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the SI Financial Group, Inc. Board of Directors

Roger Engle – Chairperson

Donna M. Evan

Henry P. Hinckley

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in SI Financial common stock during the year ended December 31, 2006, except for one late report filed by Mr. Townsend regarding the purchase of the Company’s common stock.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by SI Financial to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Savings Institute to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Savings Institute is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Savings Institute to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Savings Institute does not currently have such a program in place.

The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Savings Institute’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5%

of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Steven H. Townsend, a director of the Company, is the Managing Partner and 68% owner of Townsend Development Company, LLC (“TDC”). In November 2006, TDC, as lessor, entered into a 20-year ground lease agreement with the Bank regarding a parcel of undeveloped real estate. The present value of the periodic payments due under the 20-year term of the lease agreement is approximately $1.9 million. As of April 9, 2007, no payments have been made by the Bank to TDC pursuant to this lease agreement. Mr. Townsend intends to sell TDC’s interest in the lease agreement to an unaffiliated third-party as soon as is reasonably practicable.

Nominating and Governance Committee Procedures

General

It is the policy of the Nominating and Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Governance Committee’s resources, the Nominating and Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating and Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	The name and address of the stockholder making the recommendation, as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by Savings Institute. The Nominating and Governance Committee also will consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Governance Committee has not used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria, which are discussed in more detail below. If such individual fulfills these criteria, the Nominating and Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Minimum Qualifications

The Nominating and Governance Committee has adopted a set of criteria that it considers when it selects individuals not currently on the Board of Directors to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation, a stock ownership requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate must also meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating and Governance Committee will then evaluate the prospective nominee to determine if he or she possesses the following qualifications, qualities or skills:

•	contributions to the range of talent, skill and expertise appropriate for the Board;

•

financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements;

•	familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations;

•	personal and professional integrity, honesty and reputation;

•	the ability to represent the best interests of the stockholders of the Company and the best interests of the institution;

•	the ability to devote sufficient time and energy to the performance of his or her duties;

•	independence under applicable Securities and Exchange Commission and listing definitions; and

•	current equity holdings in the Company.

The committee will also consider any other factors it deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Stockholder Proposals and Nominations

The Company must receive proposals that stockholders seek to have included in the proxy statement for the Company’s next annual meeting no later than December 11, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from May 9, 2008, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, a stockholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 30 days before the date of the meeting; provided that if less than 40 days notice or prior public disclosure of the meeting is given or made to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Stockholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Sandra A. Mitchell, Corporate Secretary, SI Financial Group, Inc., 803 Main Street, Willimantic, Connecticut 06226. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee. All other communications should be sent to the attention of the Chairperson of the Nominating and Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on March 16, 2007. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Sandra A. Mitchell
Sandra A. Mitchell Corporate Secretary

Willimantic, Connecticut

April 9, 2007

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY SI FINANCIAL GROUP, INC.

				For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS May 9, 2007 9:00 a.m., Local Time		1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS			Rheo A. Brouillard, Roger Engle and Michael R. Garvey

The undersigned hereby appoints the official proxy committee of SI Financial Group, Inc. (the “Company”), consisting of Donna M. Evan, Robert O. Gillard and Steven H. Townsend, or each of them, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the annual meeting of stockholders, to be held on May 9, 2007 at 9:00 a.m., local time, at The Windham Theatre Guild, Burton Leavitt Theatre, 779 Main Street, Willimantic, Connecticut, and at any and all adjournments or postponements, with all of the powers the undersigned would possess if personally present at such meeting as follows:

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below __________________________________
				For	Against	Abstain
		2.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of SI Financial Group, Inc. for the fiscal year ending December 31, 2007.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF THE LISTED PROPOSALS

This proxy is revocable and, if properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the proposals listed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

é    Detach above card, sign, date and mail in postage-paid envelope provided.    é

SI FINANCIAL GROUP, INC.

The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting and the Annual Report to Shareholders.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Please complete, date, sign and promptly mail this proxy

in the enclosed postage-paid envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

_____________________________________________________

_____________________________________________________

_____________________________________________________

[SI Financial Group, Inc. Letterhead]

Dear ESOP Participant:

On behalf of the Board of Directors of SI Financial Group, Inc. (the “Company”), I am forwarding you the enclosed blue voting instruction card provided for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of SI Financial Group, Inc. to be held on May 9, 2007. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of SI Financial Group, Inc. and a copy of the Company’s Annual Report to Stockholders.

As a participant in the Savings Institute Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), you are entitled to vote all shares of Company common stock allocated to your account as of March 16, 2007, the record date for the Annual Meeting. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the Trustee on or before April 27, 2007. If you do not direct the Trustee as to how to vote the shares of Company common stock allocated to your ESOP account, the Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the enclosed blue voting instruction card in the postage paid envelope provided. Your vote will not be revealed, directly or indirectly, to any employee or director of SI Financial Group, Inc. or the Savings Institute Bank and Trust Company.

Sincerely,

/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	VOTING INSTRUCTION CARD SI FINANCIAL GROUP, INC.

					For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS May 9, 2007 9:00 a.m., Local Time		E S O P	1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).	☐	☐	☐
YOUR VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS				Rheo A. Brouillard, Roger Engle and Michael R. Garvey

The undersigned hereby authorizes First Bankers Trust Services, Inc. (as trustee for the Savings Institute Bank & Trust Company Employee Stock Ownership Plan (”ESOP”)) to vote all shares of common stock of the Company which have been allocated to the undersigned and held in the ESOP Trust and to which the undersigned is entitled to instruct the ESOP trustee to vote only at the annual meeting of stockholders, to be held on May 9, 2007 at 9:00 a.m., local time, at The Windham Theatre Guild, Burton Leavitt Theatre, 779 Main Street, Willimantic, Connecticut, and at any and all adjournments or postponements. The undersigned instructs the ESOP trustee to vote as follows:

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below _______________________________________________
					For	Against	Abstain
			2.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of SI Financial Group, Inc. for the fiscal year ending December 31, 2007.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF THE LISTED PROPOSALS

Your voting instructions will voted by the ESOP trustee as direct-ed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, the ESOP trustee will vote your shares in the same manner as you directed the trustee to vote on the other proposals presented. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

Please be sure to sign and date this Voting Instruction Card in the box below.	Date

Participant sign above

é    Detach above card, sign, date and mail in postage-paid envelope provided.    é

SI FINANCIAL GROUP, INC.

The above signed acknowledges receipt from the Company, prior to the execution of this Voting Instruction Card, of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting and the Annual Report to Shareholders.

Please sign exactly as your name appears on this card.

Please complete, date, sign and promptly mail this Voting Instruction Card in the enclosed postage-paid envelope.

[SI Financial Group, Inc. Letterhead]

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of SI Financial Group, Inc. (the “Company”), I am forwarding you the enclosed green voting instruction card provided for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of SI Financial Group, Inc. to be held on May 9, 2007. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of SI Financial Group, Inc. and a copy of the Company’s Annual Report to Stockholders.

As a holder of SI Financial Group, Inc. common stock (“Common Stock”) through the Savings Institute Bank and Trust Company Profit Sharing and 401(k) Savings Plan (the “401(k) Plan”), you are entitled to direct the Trustee how to vote the shares of Common Stock credited to your account as of March 16, 2007, the record date for the Annual Meeting. If the Trustee does not receive your instructions by April 27, 2007, the Trustee will vote your shares in a manner calculated to most accurately reflect the instructions received from other 401(k) Plan participants who invest in the SI Financial Group, Inc. Stock Fund through the 401(k) Plan.

Please complete, sign and return the enclosed green voting instruction card in the postage paid envelope provided. Your vote will not be revealed, directly or indirectly, to any employee or director of SI Financial Group, Inc. or the Savings Institute Bank and Trust Company.

Sincerely,

/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	VOTING INSTRUCTION CARD SI FINANCIAL GROUP, INC.

					For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS May 9, 2007 9:00 a.m., Local Time		4 0 1 K	1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).	☐	☐	☐
YOUR VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS				Rheo A. Brouillard, Roger Engle and Michael R. Garvey

The undersigned hereby authorizes First Bankers Trust Services, Inc. (as trustee for the SI Financial Group, Inc. Stock Fund in the Savings Institute Bank & Trust Company Profit Sharing and 401(k) Savings Plan) to vote all shares of SI Financial Group, Inc. (“Company”) common stock which have been credited to the undersigned through the Savings Institute Bank & Trust Company Profit Sharing and 401(k) Savings Plan and held in the SI Financial Group, Inc. Stock Fund (“Stock Fund”) Trust and to which the undersigned is entitled to instruct the Stock Fund trustee to vote only at the annual meeting of stockholders, to be held on May 9, 2007 at 9:00 a.m., local time, at the Windham Theatre Guild, Burton Leavitt Theatre, 779 Main Street, Willimantic, Connecticut, and at any and all adjournments or postponements. The undersigned instructs the Stock Fund trustee to vote as follows:

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below _______________________________________________
					For	Against	Abstain
			2.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of SI Financial Group, Inc. for the fiscal year ending December 31, 2007.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF THE LISTED PROPOSALS

Your voting instructions will be tabulated and voted by the Stock Fund trustee as directed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, the Stock Fund trustee will vote the 401(k) shares as based on the final results of the tabulation. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

Please be sure to sign and date this voting instruction card in the box below.	Date

Participant sign above

é Detach above card, sign, date and mail in postage-paid envelope provided. é
SI FINANCIAL GROUP, INC.

The above signed acknowledges receipt from the Company, prior to the execution of this voting instruction card, of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting and the Annual Report to Shareholders.

Please sign exactly as your name appears on this card.

Please complete, date, sign and promptly mail this voting Instruction cardin the enclosed postage-paid envelope.

[SI Financial Group, Inc. Letterhead]

Dear Stock Award Recipient:

On behalf of the Board of Directors of SI Financial Group, Inc. (the “Company”), I am forwarding you the attached vote authorization form provided for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of SI Financial Group, Inc. to be held on May 9, 2007. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of SI Financial Group, Inc. and a copy of the Company’s Annual Report to Stockholders.

You are entitled to vote all shares of restricted Company common stock awarded to you under the SI Financial Group, Inc. 2005 Equity Incentive Plan (“Incentive Plan”) that are unvested as of March 16, 2007, the record date for the Annual Meeting. The Trustee will vote these shares of Company common stock held in the Equity Incentive Plan Trust in accordance with instructions it receives from you and other Stock Award Recipients.

Please complete, sign and return the enclosed yellow vote authorization form on or before April 27, 2007. A postage paid envelope has been provided for your convenience. Your vote will not be revealed, directly or indirectly, to any employee or director of SI Financial Group, Inc. or the Savings Institute Bank and Trust Company.

Sincerely,

/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer

VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all unvested restricted shares of SI Financial Group, Inc. (the “Company”) common stock awarded to me under the SI Financial Group, Inc. 2005 Equity Incentive Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May 9, 2007.

Accordingly, please vote my shares as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Rheo A. Brouillard, Michael R. Garvey and Roger Engle

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of SI Financial Group, Inc. for the fiscal year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The Incentive Plan Trustee is hereby authorized to vote any unvested shares awarded to me as indicated above.

Date	Signature

Please complete, date, sign and return this form in the enclosed, postage-paid envelope no later than April 27, 2007.